UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2016

Apricus Biosciences, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-22245	87-0449967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11975 El Camino Real, Suite 300, San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 222-8041

 (Former name or former address, if changed, since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employee Retention Program and Restricted Stock Units

On April 25, 2016, the Board of Directors (the “Board”) of Apricus Biosciences, Inc. (the “Company”) adopted a retention program in order to retain and incentivize the Company’s employees to achieve its strategic objectives regarding Vitaros®. The Board recognizes that nearly all current stock option awards held by the Company’s employees have exercise prices significantly above the recent trading prices of the Company’s common stock. As a result, those equity awards hold little or no retention value for the Company’s employees. Since retaining the Company’s employees is critical to its success and the achievement of its key corporate objectives, the Board determined that a retention program focused on equity incentives was most appropriate. Under the retention program, the Board granted restricted stock units (“RSUs”) to the following members of the Company’s management team and other employees:

Name	Title	Restricted Stock Units
Richard Pascoe	Chief Executive Officer and Secretary	350,000
Brian Dorsey	Senior Vice President, Chief Development Officer	250,000
Neil Morton	Senior Vice President, Chief Business Officer	100,000
Catherine Bovenizer	Vice President and Chief Accounting Officer	50,000
All other employees		250,000 (in the aggregate)

One half of the RSUs will vest if the Company receives marketing approval of Vitaros® in the United States by the Food and Drug Administration (the “FDA”) on or before December 31, 2018 and the remaining half will vest on January 1, 2018. The RSUs are subject to the employee’s continued employment with the Company through the applicable date and subject to accelerated vesting upon a change in control of the Company. The RSUs granted to the Company’s officers named above are also subject to accelerated vesting pursuant to the terms of their existing employment agreements.

Item 8.01	Other Events.

On April 25, 2016, the Company’s wholly-owned subsidiary, NexMed (U.S.A.), Inc. (“NexMed”) and Takeda Pharmaceuticals International AG (“Takeda”) mutually agreed to terminate the exclusive license agreement, previously entered into in September 2012, whereby NexMed granted Takeda exclusive rights to market NexMed’s Vitaros® drug for the treatment of erectile dysfunction in the United Kingdom.

In addition, on April 25, 2016, NexMed entered into an amendment to the distribution agreement with Ferring International Center S.A. (“Ferring”), whereby NexMed extended Ferring’s exclusive rights to market NexMed’s Vitaros® drug for the treatment of erectile dysfunction in Latin America and certain Caribbean countries to now include the United Kingdom (collectively the “Territory”).

Under the terms of the agreement, NexMed will receive an additional upfront payment of $250,000 from Ferring for the United Kingdom rights. NexMed is also eligible to receive up to $16 million in regulatory and sales milestone payments, plus high single-digit to low double-digit royalties based on Ferring’s net sales of the product in the Territory. Ferring has agreed to obtain all necessary regulatory marketing approvals.

These transactions are part of the Company’s ongoing effort to enhance the global Vitaros® brand, improve operating efficiencies, and insure that Vitaros® is available to patients in licensed territories where the product is approved for marketing by the regulatory authorities.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, as amended. Statements in this report that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things: the potential for the Company to receive future milestone and royalty revenue; the potential for Ferring to receive marketing approval in the Territory; the timing or success of filing for FDA approval for Vitaros® in the United States; and the ability of the RSUs to help retain our employees under the retention program. Actual results could differ from those projected in any forward-looking statements due to a variety of reasons that are outside of the Company’s control, including, but not limited to: the Company’s dependence on Ferring to obtain regulatory approval and successfully commercialize Vitaros® in the Territory; the Company’s ability to obtain and maintain intellectual property protection for the product; the potential for adverse reactions to the product; the impact of the price of our common stock on the potential value of the RSUs; our ability to resubmit the Vitaros® new drug application to the FDA without conducting additional clinical trials; and the timing and review of the FDA of such new drug application. These forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Readers are urged to read the risk factors set forth in the Company’s most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q, and other filings made with the SEC. Copies of these reports are available from the SEC's website at www.sec.gov or without charge from the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apricus Biosciences, Inc.

Date: April 28, 2016	By:	/s/ Richard W. Pascoe
Name: Richard W. Pascoe
Title: Chief Executive Officer and Secretary

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